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                                                                   Exhibit 10.25

                             EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective January 31, 2001, (the "Effective Date") between SURGI+GROUP, INC., a Texas corporation (the "Company"), and IRVIN T. GREGORY, of 1614 Corral Drive, Houston, Texas 77090 ("Employee"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the "Merger Agreement" (as defined below). This Agreement is one of several contemplated by the Merger Agreement and related agreements (the "Merger Documentation"). The Company by this Agreement employs Employee and Employee accepts employment on the terms and conditions that follow:

         1. POSITION; DUTIES; PRINCIPAL OFFICE. Employee will be employed with the titles, positions, and responsibilities (the "Duties") of President of the Company, a wholly owned subsidiary of Dynacq International, Inc., a Nevada corporation ("DYI") and he shall serve as one of three (3) Directors serving on the Board of Directors of the Company (f/k/a DII New Corp., a Texas corporation) into which the former Texas corporation known as Surgi+Group, Inc. (the "Target") merged (the "Merger) on or about February 7, 2001 (the "Effective Time") and in connection therewith DII New Corp. as the surviving corporation amended its Articles of Incorporation pursuant to the Articles of Merger to change its name to Surgi+Group, Inc. as described in the Agreement and Plan of Merger (the "Merger Agreement") by and among the foregoing parties and the shareholders of Target. This Employment Agreement shall be null and void together with the Incentive Stock Option Agreement (the "ISO Agreement") referred to below if the Merger does not become effective.

         Employee shall perform his Duties to the best of his ability and with diligence and competence. His Duties shall include such executive duties on behalf of the Company and its subsidiaries or affiliates (the "Company Group") as may from time to time be assigned to him by the Board of Directors of the Company, its CEO or a senior officer of the Board of Directors of DYI. Employee shall devote his full time, attention, loyalty and energies to the business of the Company, and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantages; but this shall not be construed as preventing Employee from investing his assets in stocks, bonds, commodities or other securities or forms of passive investments, provided that such investments do not detract from his devotion of time or attention to the Company and will not require any services on the part of Employee in the operation of the affairs of the companies or entities in which such investments are made. Notwithstanding the foregoing, it is acknowledged that Employee is involved pursuant to an existing agreement with Vital Weight Control, Inc. d/b/a NeWeigh, to provide limited marketing services which will not detract from his Duties and full-time employment responsibilities and commitment hereunder. Employee further agrees that during the term of this Agreement, he will act exclusively for the Company Group performing services in the field of healthcare services and, in particular, the development and expansion of the Company's ambulatory surgical center ("ASC") business. Employee shall not solicit business opportunities for any other persons or entities or for personal gain (except for passive investments of the type referred to above). Employee shall follow the Company's rules and regulations applicable to its employees and those of its affiliates including DYI. Employee may devote reasonable time to participating in professional, educational, philanthropic, public interest and social and charitable activities provided that such activities do not materially interfere with the regular performance of his Duties and responsibilities hereunder.

         Employee shall have day-to-day supervision and control over the development of the Company's ASC business and shall form a strategic business plan and goals for the direction of such business group and shall have such powers, duties, authority and responsibility usually incident to the positions and office of a senior executive officer of a subsidiary of a public corporation in charge of the strategic growth and development of its core business division. Employee shall supervise and have general day-to-day control over the Company, as DYI's ASC development subsidiary, and shall work closely with DYI's Vice President - Operations and Strategic Planning and report to DYI directly through such officer.

         Employee shall perform his Duties at 17101 Kuykendahl Road, Suite 100, located in Houston, Texas 77068-1629 and at DYI's offices if and when requested. Employee shall be required to travel as frequently as necessary to develop the Company's ASC business nationwide. Employee may continue to office out of his current location referenced above with the costs of such location to be paid by Employee out of the expense allowance referred to in Section 4 below.
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         2. SALARY. Employee will be paid an annual salary (the "Base Salary")
of $120,000, payable in accordance with the normal payroll practices of the Company.

         3. TERM. The term of employment under this Agreement shall be a period of three (3) years commencing on the Effective Date of this Agreement, and ending on the third anniversary of such date, unless earlier terminated as provided in this Agreement.

         4. EXPENSES. Employee will be reimbursed for all reasonable expenses incurred in the performance of Employee's Duties including, but not limited to travel and entertainment expenses, hotel and/or lodging expenses while traveling or on temporary assignment of Company business. Employee will receive an expense grant of $3,300 per month, out of which Employee shall pay the office expenses for his separate office referred to above. Any undocumented or documented expenses not in accordance with the Company's standard expense policies shall be accounted for as required by the Company's policies and applicable legal requirements.

         5. EMPLOYEE BENEFITS AND VACATION. Employee will be entitled to participate in the Company's health plan and in any other benefit plans provided by DYI or the Company to its employees, subject to Employee's qualification to participate on the same basis as other employees (length of service, health status, etc.). In addition, Employee shall be entitled to a minimum three (3) weeks of paid vacation per year, and additional time if needed and agreed to by the CEO of the Company.

         6. EXECUTIVE BENEFITS. Employee will be provided an automobile allowance of $750.00 per month to purchase and/or lease an automobile of recent make that befits his professional and business status with the Company and shall be eligible to participate in the Company's executive bonus plans or programs which may be adopted from time-to-time by the Company or DYI on the same or a similar basis with other executive officers of his level and productivity, subject to a final determination by the Compensation Committee of the Board of Directors of DYI in its sole discretion in view of Employee's existing benefits, bonus participation, salary, stock options and other remuneration, all of which shall be considered.

         7. INCENTIVE STOCK OPTION GRANT. Employee is hereby granted an incentive stock option grant the ("Option") pursuant to the ISO Agreement referred to below with respect to options under the Dynacq International, Inc. Year-2000 Stock Incentive Plan (the "Stock Plan"), a copy of which has been provided to Employee to purchase 100,000 shares of the Company's common stock, $.001 par value (the "Common Stock") at an exercise price equal to the Fair Market Value as defined in Section 2.22 of the Stock Plan ($8.875 per share) which represents the closing sales price per share on the date the Company and Employee agreed to the material Employment Agreement terms and material Option terms, including the number thereof, the expiration date for vesting and exercise, the exercise price, and other terms and conditions on December 6, 2000. The right to purchase Common Stock issuable pursuant to the Option (the "Option Shares") will vest over a three-year period with: (i) 30% vesting after the first full year of employment; (ii) 30% vesting after the second full year of employment; and (iii) 40% vesting after the third full year of employment. Except as specifically provided for to the contrary in the event of termination without cause in years two and three of the vesting period as set forth in the ISO Agreement, vesting shall be contingent upon the achievement of the "Final Performance Goals of the Company and/or DYI as defined and set forth in the ISO Agreement entered into between DYI and Employee effective December 6, 2000, when they agreed to the material Option terms (the "ISO Agreement"), which is attached hereto as EXHIBIT A and incorporated herein by reference. Notwithstanding anything in this Agreement to the contrary with respect to the grant of the Option, the terms thereof, the rights and obligations of Employee with respect thereto or any ambiguity, conflict, interpretive question or matter not specifically addressed and answered herein which may arise out of this Employment Agreement, the ISO Agreement or the Stock Plan (the "ISO Issues") the terms of the Stock Plan shall first control, secondly the terms of the ISO Agreement shall control subject to the terms of the Stock Plan and lastly the terms of this Employment Agreement shall control. If ISO Issues remain after reviewing the foregoing agreements the Employee and Company agree that the Compensation Committee of DYI (the "Compensation Committee" or the "Committee") shall be entitled to resolve any ISO Issues as provided for in Section 3 of the Stock Plan and elsewhere therein. In addition, the Company shall cause its Compensation Committee to provide Employee with evidence of its separate and formal approval acting in its official capacity as the Compensation Committee of the ISO Agreement and this Agreement, although its members have previously approved the ISO Agreement, the Employment Agreement and all other Merger Documentation (with the exception of Schedule

1 to the ISO Agreement which has not been completed, but which shall be completed as to the Final Performance Goals on or before March 9, 2001.

         If Employee and DYI are not able to agree within the thirty (30) day period ending March 9, 2001, as to the Final Performance Goals to be utilized in connection with the performance vesting requirements of the Option, each of Chiu Chan, Philip Chan and Employee shall submit a written position paper outlining their material concerns and proposals including what has been agreed to and the Compensation Committee shall conclusively determine the Final Performance Goals to include in SCHEDULE 1 to the ISO Agreement in their sole discretion, which goals may include, but are not limited to:

         a.  Net Profit or Profit Growth.

         b.  Revenue Growth.

         c.  EPS or EPS Growth.

         d.  Return on Equity or Assets.

         e. The number of ASC's acquired and the number of start-up de novo ASC developments undertaken.

         f. Overall compensatory arrangements within the industry including performance goal benefits available under benefit plans for similarly situated public companies.

The Final Performance Goals may be subject to yearly change as approved by the Compensation Committee and Employee. The Compensation Committee shall be authorized in advance to have prepared a peer review compensation survey by a reputable executive benefits consulting firm comparing the benefits and remuneration provided by other public companies of similar size and success to those provided by the Company or DYI for executive officers and directors.

         8. TERMINATION OF EMPLOYMENT - WITHOUT CAUSE. If Employee is terminated without cause, all of Employee's Options outstanding under the ISO Agreement (but only to the extent specifically provided for therein) and/or the Stock Plan (if not previously forfeited and/or vested and subject to the terms of the ISO Agreement) on the date of such termination shall immediately vest and become immediately and fully exercisable for a period of three (3) months from the date of termination, and Employee will receive six months severance pay (based on Employee's base salary during the year of termination) within 30 days of such termination in addition to the consideration payable pursuant to Section 15 below for Employee's Covenant Not to Compete (the "Non-Compete Covenant"), if such covenant is not waived by the Company in its sole and absolute discretion.

         9. CHANGE OF CONTROL - In the event of a "change in control", as defined in the Stock Plan ("Change in Control"), all of Employee's outstanding incentive stock options will immediately vest and become immediately and fully exercisable, as provided herein or in accordance with the terms of any other applicable stock option or other agreement or in the Stock Plan, whichever shall provide the greatest benefit to Employee as Employee may elect, and if Employee is terminated within six (6) months following the Change-in-Control, (and the Company shall have used its best efforts to require the corporation or person acquiring control to assume the terms of this Agreement) other than for cause, death or disability, Employee will receive six (6) months severance pay in addition to the consideration provided for in Section 15 below for the Non-Compete Covenant, if the covenant is not waived by the Company or its legal successor in interest or assigns in its sole and absolute discretion.

         10. EMPLOYMENT AGREEMENT. At such time as the Company Group enters into employment and/or incentive agreements with its key employees, Employee shall have the opportunity to negotiate for substantially equivalent terms with the Company Group and the Company Group shall negotiate in good faith with Employee to achieve a result in the best interests of the Company and its shareholders; provided, however, the terms of this Employment Agreement and any stock incentive or performance related agreement shall not be changed unless Employee and the Company (through the Compensation Committee of DYI) enter into a new written agreement, duly executed by both parties, in form and substance satisfactory to each in their sole and absolute discretion.

         11. DIRECTORS AND OFFICERS INSURANCE. As an executive officer, Employee will be provided with evidence of adequate director and officer insurance coverage when and if obtained by the Company and/or DYI upon terms and at a cost acceptable to the Company and/or DYI in its or their sole discretion. If not obtained by August 7, 2001, the Company and DYI, on one hand and Employee on the other, shall negotiate an Indemnification Agreement providing Employee with the maximum indemnification provided by Texas and/or Nevada law and such other permissible benefits, including the advancement of expenses to Employee to cover reasonable legal fees and costs, to the maximum extent permitted by the applicable laws of such states.

         12. PROPRIETARY INFORMATION.

             (a) In connection with the performance of the Duties, the Employee acknowledges that he may acquire Proprietary Information (as defined below) from the Company and/or its affiliates (collectively the "Company Group"). The use of the word Company in this Agreement when referring to the rights and obligations of the Company or Employee hereunder shall include the Company Group as appropriate or applicable in the context used. Accordingly, the Employee agrees that all Proprietary Information acquired by him hereunder shall be safeguarded with the same degree of control and care as a reasonably prudent person would exercise with respect to his or her own similar information, and that the same shall be returned to the owner of such Proprietary Information upon the owner's request.

             (b) The Employee agrees (i) to treat in strict confidence any proprietary or other confidential information received from the Company Group (whether tangible or intangible), including, without limitation, client lists, lists of referral sources, business prospects, pricing and cost information, operating results of individual healthcare facilities, employees' names, compensation and other information, regulatory and legal issues, accounting and reporting matters, trade secrets, patents, copyrights, concepts, inventions, processes, formulas, know-how, data and information, whether such information is of a technical or a business nature, and all copies of any of the foregoing whether or not in writing or in any electronic or computer storage medium ("Proprietary Information"), (ii) that he will not disclose any Proprietary Information to third parties, except as specifically permitted herein, and (iii) that he will not use any Proprietary Information for any purpose not contemplated by this Agreement without the written permission of the Company, including any use for personal gain or benefit whether directly or indirectly.

             (c) Information that is to be excluded from the term "Proprietary
                 Information" is any information that:

                 (i) has been published or is otherwise in the public domain at the time of the disclosure;

                 (ii) becomes public through no fault of Employee or of the party receiving such information;

                 (iii) was already in the possession of Employee prior to
                       employment or the party receiving such information is rightfully in possession thereof without knowledge of, or a breach of, any applicable confidentiality requirements or other restrictions;

                 (iv) is obtained from a third party who is lawfully in possession of said information and is not subject to a contractual or fiduciary relationship to the party receiving or providing such information or any other person; or

                 (v) is disclosed pursuant to a mandatory requirement of a governmental agency or by operation of law.

             (d) The provisions of this Section 12 shall apply for so long as Employee provides services to the Company Group in any capacity, whether or not pursuant to this Agreement, and shall survive the termination of this Agreement for so long as the information remains Proprietary Information.

         13. INTELLECTUAL PROPERTY RIGHTS. Except for Proprietary Information owned by the Employee which is designated in writing to the Company prior to the execution hereof in EXHIBIT B hereto, the Employee agrees that all ideas, business contacts, proposals, valuation processes, ASC economic models, profiles or operating processes or architectural design, insights, knowledge, writings, drawings, inventions, designs, parts, machines or processes developed as a result of, or in the course of, the Duties rendered to the Company Group or by the Employee during the term of this Agreement, whether or not patentable or subject to copyright, shall be the property of the Company Group. Subject to the foregoing exception, the Employee herewith assigns all rights in the foregoing intellectual property to the Company Group and shall supply all assistance, both while an Employee of the Company and after leaving the Company for any reason, reasonably requested in securing for the benefit of the Company Group any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such intellectual property, and shall provide full information regarding any such item and execute all appropriate documentation prepared by the Company Group in applying or otherwise registering, in the name of the appropriate entity comprising part of the Company Group, all rights, to any such item. The Employee shall prominently mark all written information with an appropriate legend that the material contained therein is the property of the Company and that the information is confidential and proprietary and not to be reproduced or used by other parties. The Company Group shall have the right to sell, or grant licenses to use, any of such intellectual property to others, including, without limitation, any such intellectual property derived from any business practices journal prepared in connection with the Duties provided. If the Employee's assistance is required after the departure of the Employee from the Company, the Company will reimburse Employee for any out-of-pocket expenses incurred in the performance of the needed assistance.

         14. TERMINATION OF EMPLOYMENT.

         (a) FOR CAUSE. Nothing herein shall prevent the Company from terminating the Employee, without prior notice, for "Cause" (as hereinafter defined), in which event the Employee shall be entitled to receive his Base Salary on a pro rata basis to the date of termination. In the event of such termination for Cause, all other rights and benefits the Employee may have under any employee benefit, bonus and stock option plans and programs of the Company shall be determined in accordance with the terms and conditions of
             Section 15 of this Agreement and any loans, advances or undocumented expenses (not previously included by the Company in a W-2 or Form 1099) shall be immediately due and payable. The term "Cause" shall mean (i) the Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company Group, intending to enrich himself at the expense of the Company Group, (ii) the Employee has been convicted of a felony (or entered a plea of nolo contendere to a felony charge), (iii) the Employee has engaged in conduct that has caused material injury, monetary or otherwise, to the Company Group, including the violation of any material law or regulation applicable to the Company Group, (iv) the Employee, in carrying out his Duties hereunder, has been guilty of gross neglect or gross misconduct, or any act or omission involving intentional misconduct or a knowing violation of law, (v) the Employee has refused to carry out his Duties as they now exist or as changed from time-to-time or to follow the reasonable written direction of the Board of Directors of the Company or DYI or any senior officer of the foregoing and, after receiving written notice to such effect from the Compensation Committee of DYI, and the Employee fails to cure the existing problem within fifteen (15) days, with notice not being required if it is determined the problem is not curable, (vi) the Employee has materially breached this Agreement and has not remedied such breach within fifteen (15) days after receipt of written notice from the Compensation Committee of DYI that a breach of this Agreement has occurred (written notice being required only if the breach can be remedied or cured), or (vii) the Employee has breached (as determined by the written legal advice or opinion of independent outside counsel appointed by the Compensation Committee) any legal duties to the Company or the Company Group as provided by the laws of any applicable state of incorporation, whether Texas or any other state (if reincorporated by merger or otherwise, to another state), including, primarily, those applicable to officers and directors including, but not limited to, breach of the duty of loyalty, receiving improper benefits, not disclosing material conflicts of interest or an act or omission for which the liability of an officer or director is expressly provided for by statute.

         (b) DEATH. If the Employee dies, this Agreement shall terminate on the date of death. In the event of such termination due to death, all other rights and benefits the Employee (or his estate) may have under any employee benefit, bonus and/or stock option plans and programs of the Company or the Company Group, generally, shall be determined in accordance with the terms and conditions of such plans and programs.

         (c) DISABILITY. In the event the Employee suffers a "disability" (as hereinafter defined), this Agreement shall terminate on the date on which the Disability occurs and the Employee shall be entitled to his Base Salary for six (6) months offset by any Disability pay under the Company's Disability insurance program which shall apply first in any such determination of salary payable. In the event of such termination due to Disability, all other rights and benefits the Employee may have under the employee benefit, bonus and/or stock option plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. For purpose of this Agreement, "Disability" shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Company described in Section 1 for a period that can be reasonably expected to last more than ninety (90) days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Company by appropriate correspondence from registered physicians reasonably satisfactory to the Company. Nothing in this
             Section 14 or in this Agreement shall be deemed to require or permit the Company to take an illegal or wrongful act under the Americans With Disabilities Act or any other applicable law or regulation.

         (d) CESSATION OF OPERATIONS. In the event the Board of Directors determines that the Company should cease operations, whether through dissolution and liquidation or otherwise, this Agreement shall terminate thirty (30) days following the date of such determination or at such earlier time as the parties may agree. In such event: (i) Employee shall be entitled to receive his Base Salary for six (6) months after termination of his employment hereunder, as liquidated damages under this Agreement, (ii) the Company shall be deemed to have performed all of its obligations under this Agreement, and (iii) all rights and benefits the Employee may have under any employee benefit, bonus and/or stock option plans of the Company shall be determined in accordance with the terms and conditions of such plans and programs.

         (e) VOLUNTARY TERMINATION. The Employee may voluntarily terminate his employment under this Agreement at any time by providing at least ninety (90) days' prior written notice to the Company, provided, however, the notice requirement and the remaining employment period may be waived or reduced, respectively, by the Company in writing. In such event, the Employee shall be entitled to receive his Base Salary until the date his employment terminates, and all other benefits the Employee may have under the employee benefit, bonus and/or stock option plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Voluntary Termination shall not include "Resignation For Good Reason" defined as follows:

             (i) the assignment to the Employee of any lesser duties
                 inconsistent with the Employee's executive position (including status, offices, titles or reporting relationships), authority, duties or responsibilities as contemplated by Section 1 hereof, that results in a long-term material diminution in such position, authority, duties or responsibilities, but excluding for these purposes (i) any isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee,
                 (ii) the hiring of additional senior officers whose rank may exceed Employee's or changes in, or the assignment of additional Duties which are required as part of the Company's business needs but do not result in a substantial and material diminution of Employee's position and responsibilities as a senior officer, or (iii) any lesser Duties, position or rank or office associated with a determination by the Compensation Committee that Employee is not satisfactorily complying with or carrying out the Duties assigned.

             (ii) any material failure by the Company to honor its material obligations under this Agreement but only after Employee provides the Company thirty (30) days written notice and an opportunity to cure such failure within such period;

             (iii) any failure by the Company to obtain an assumption of this
                   Agreement by a successor corporation as required under Subsection 14(f) hereof;

             (iv) any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement; or

             (v) a material reduction in salary, bonus, benefits or overall remuneration unrelated to the performance of Employee's Duties or as a result of the Company's financial condition, in which case the compensatory and benefit reductions shall be on a basis not materially inconsistent with those of other executive officers.

         (f) TERMINATION IN THE EVENT OF A CHANGE OF CONTROL. In the event of a Change of Control (as defined in DYI's Stock Plan) in which subsection (d) above does not apply, either Company or Employee may terminate this Agreement upon written notice at any time after such Change of Control occurs (but in any event not later than six (6) months after the Change of Control). In the event of the termination of this Agreement by either party under this subsection, (i) all of Employee's outstanding incentive stock options or other awards granted under the Stock Plan will immediately vest and become immediately and fully exercisable and any restrictions or requirements with respect to any prior grants of Restricted Stock or Performance Shares as defined in the Stock Plan will be deemed waived or met, and (ii) the Company or its successor shall be obligated (Y) to pay Employee the consideration provided in Section 9 above and in Section 15 below (unless the Non-Compete Covenant is waived or not enforced by the Company or its successors or assigns), and (Z) to continue the Employee under the Company's health plan and to pay the premiums therefor to the extent such plan remains in effect and Employee remains eligible to participate in same, in lieu of any other rights, claims or benefits created or receivable under this Agreement.

         15. COVENANT NOT TO COMPETE. It was a mandatory and material condition imposed by the Company and DYI for Employee to enter into this Agreement in connection with the Merger Agreement, the Success Fee Agreement and the other Merger Documentation by the Company and DYI in exchange for the Non-Compete Covenant not to compete contained herein, and in consideration of those agreements and the consideration provided for thereunder and herein. Employee agrees with the Company that during the period of his employment and for a period of two (2) years following his termination of employment for any reason, whether by resignation (with or without good reason), termination by the Company for cause or without cause, or any other reason whatsoever, Employee will not compete, whether directly or indirectly as an owner, partner, shareholder, member, sole proprietor, consultant, manager, officer, director or in any other capacity except as a passive investor without managerial responsibilities, with the Company Group in the ownership or operation of ASC's or hospitals in (i) Houston, Texas, Harris County, Texas, and in all contiguous counties, and (ii) in such other counties (including all contiguous counties) where the Company Group or its affiliates own and/or operate, whether directly or indirectly, any ASC or hospital in the State of Texas or any other of the forty-nine (49) states of the United States of America. In the event Employee voluntarily terminates his employment, he shall not be entitled to severance pay or any additional payments of consideration for this covenant not to compete. In the event Employee's employment is terminated without cause, he shall be entitled to the consideration provided for in Section 8 and he shall be additionally entitled to his full Base Salary in effect as of the date of termination, payable in monthly installments commencing in month seven (7) following his termination of employment through the final month of this covenant not to compete. If Employee's employment is terminated for cause, Employee shall not be entitled to any severance benefits, and Employee's outstanding Options under the Stock Plan or any other benefits provided for thereunder including but not limited to restricted stock, stock appreciation rights, performance shares or cash bonus programs which are not then vested, exercised and paid in full will terminate and Employee shall receive no additional consideration for Employee's covenant not to compete. The Company or its legal successors or permitted assigns may waive its rights under this Section 15 and in that event Employee shall not be entitled to the consideration for the covenant not to compete specified in this Section 15 and may compete with the Company or Company Group in any area or in any legal manner; provided, however, the provisions and restrictions relating to the use or disclosure of Proprietary Information shall continue to apply.

         16. NOTICES. Any notices required or permitted hereunder shall be sufficient if in writing and sent by certified mail, return receipt requested with postage prepaid to the other party at the appropriate address set forth below, or to such other address as may be designated by written notice similarly given by either party to the other. All notices shall also be effective if in writing, when received, with confirmation thereof, by mail as provided above, fax, personal delivery, courier service or electronic transmission if proof of delivery is obtained, and if sent via e-mail, proof of sending and the opening of the e-mail is required, followed by written notification in any manner provided above.

                              (i)   If to the Company:

                                    Dynacq International, Inc.
                                    4301 A Vista
                                    Pasadena, Texas  77504
                                    Attn:  Chairman and CEO
                                    cc:  Philip Chan, CFO
                                    cc:  Eric Carter, General Counsel


                              (ii)  If to the Employee:

                                    Irvin T. Gregory
                                    1614 Corral Drive
                                    Houston, Texas  77090

         17. GOVERNING LAW, JURISDICTION, VENUE, AND ATTORNEYS' FEES. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. IN THE EVENT OF ANY CONFLICT RELATING TO OR ARISING OUT OF THIS AGREEMENT, IN WHOLE OR IN PART, THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL DISTRICT COURTS IN HOUSTON, HARRIS COUNTY, TEXAS AND AGREE TO EXCLUSIVE VENUE IN SUCH COURTS. IN THE EVENT OF LEGAL PROCEEDINGS HEREUNDER, THE PARTY SUBSTANTIALLY PREVAILING ON THE MERITS SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS' FEES AND COSTS. ANY PARTY MAY REQUEST AND OBTAIN A NON-BINDING MEDIATION HEARING AFTER FILING A LAWSUIT HEREUNDER IN HOUSTON, TEXAS, WITH COSTS TO BE SHARED EQUALLY, AND THE MEDIATOR SHALL BE APPOINTED BY THE COURT IF THE PARTIES CANNOT AGREE TO A MEDIATOR.

         18. ENTIRE AGREEMENTS AND AMENDMENTS. This Agreement together with the Merger Agreement and Merger Documentation contains the entire agreement of the Employee and the Company relating to the matters contained herein (except with respect to the Options as defined in the Stock Plan, whether referred to herein or hereafter arising, the terms of the Stock Plan and/or any agreement relating to any grant of benefits thereunder shall control) and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof; this Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought. In the event of any conflict, ambiguity, inconsistency, or outright differences between the parties' rights under the Merger Documentation, the agreement that addresses the matter with the greatest specificity shall control.

         19. HEADINGS. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         20. SEPARABILITY. If any provisions of this Agreement are rendered or declared illegal, invalid, or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

         21. ASSIGNMENTS. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise. The rights and obligations of the Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except to a successor in interest to substantially all of the assets or business interests or ownership of the Company or the Company Group, whether directly or indirectly, as provided above.

         22. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         23. SURVIVAL OF CERTAIN TERMS. The terms contained in Sections 12, 13, 14 and 15 shall survive the termination of this Agreement for any reason, whether terminated by Company or Employee.

         24. CONSTRUCTION OF AGREEMENT. The parties hereto acknowledge, stipulate and agree that this Agreement was jointly prepared, negotiated and drafted by the parties and their respective counsel, and agree that the presumption of a favorable interpretation for the non-drafting party in the event of ambiguity or any other matter of interpretation shall not apply.

         25. BREACH OF EMPLOYEE'S COVENANTS. If Employee breaches or threatens to breach Sections 12, 13 or 15 hereof, Employee specifically acknowledges that such breach or breaches shall be conclusively presumed to cause irreparable harm to the Company and the Company Group entitling it to all equitable relief available at law or in equity including but not limited to a temporary restraining order, a temporary injunction and a permanent injunction and Employee stipulates and acknowledges that monetary recovery shall not be sufficient alone to compensate the Company in such events and waives proof thereof and the necessity for the Company to post a bond, except for the minimum amount permitted by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date stated in the initial paragraph above.

                                     EMPLOYEE:

                                     ___________________________
                                     Irvin T. Gregory

                                     EMPLOYER:
                                     SURGI+GROUP, INC.

                                     By: ________________________
                                          Philip Chan, CEO

                                     EXHIBIT A

                       INCENTIVE STOCK OPTION AGREEMENT

                                   EXHIBIT B

                       EMPLOYEE'S INTELLECTUAL PROPERTY

                       RIGHTS OR PROPRIETARY INFORMATION

                              PRIOR TO EMPLOYMENT

                                     NONE.